As filed with the Securities and Exchange Commission on April 16, 2013

Registration No. 333-93745

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SAUER-DANFOSS INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3482074
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

2800 E. 13th Street

Ames, Iowa 50010

(Address of Principal Executive Offices) (Zip Code)

SAUER-DANFOSS EMPLOYEES’ SAVINGS PLAN

(Full title of the plan)

Kenneth D. McCuskey

Vice President, Chief Accounting Officer, and Secretary

2800 E. 13th Street

Ames, Iowa 50010

(Name and address of agent for service)

(515) 239-6000

(Telephone number, including area code, of agent for service)

WITH COPY TO:

Peter Mirakian III, Esq.

Spencer Fane Britt & Browne LLP

1000 Walnut Street, Suite 1400

Kansas City, Missouri 64106

(816) 474-8100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment on Form S-8 filed by Sauer-Danfoss Inc., a Delaware corporation (the “Company”), relates to a Registration Statement on Form S-8, File No. 333-93745, filed with the Securities and Exchange Commission on December 29, 1999 (the “Form S-8”), which covered 1,000,000 shares of the Company’s common stock and an indeterminate amount of interests to be offered or sold pursuant to the Sauer-Danfoss Employees’ Savings Plan (f/k/a the Sauer-Sundstrand Employees’ Savings and Retirement Plan) (the “Savings Plan”) and the Sauer-Danfoss LaSalle Factory Employee Savings Plan (f/k/a the Sauer-Sundstrand LaSalle Factory Employee Savings Plan) (the “LaSalle Plan”).  On June 22, 2012, the Company filed Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of Company common stock previously registered on the Form S-8 with respect to the LaSalle Plan that were unsold as of December 31, 2011.

On March 1, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danfoss A/S, a Danish corporation (“Parent”), and Danfoss Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.  The Merger became effective on April 12, 2013.

As a result of the Merger, the Company has terminated all offerings of its shares of common stock pursuant to active registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Form S-8.  In accordance with an undertaking made by the Company in the Form S-8 to remove from registration all shares registered thereunder that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Company common stock and all interests in the Savings Plan registered under the Form S-8 that remain unsold as of the date hereof and terminates the effectiveness of the Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sauer-Danfoss Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, Iowa on April 16, 2013.

SAUER-DANFOSS INC.

By:	/s/ Kenneth D. McCuskey
Name:	Kenneth D. McCuskey
Title:	Vice President, Chief Accounting Officer and Secretary

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, Iowa, on this  16 day of April, 2013.

SAUER-DANFOSS EMPLOYEES’ SAVINGS PLAN

By:	Sauer-Danfoss (US) Company,
Plan Administrator

By:	/s/ Kenneth D. McCuskey
Name:	Kenneth D. McCuskey
Title:	Vice President

Note:  No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act.